Exhibits 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-213457) and Form S-8 (No. 333-229055) of China Online Education Group of our report dated April 7, 2021 relating to the financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Zhong Tian LLP
PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People’s Republic of China

April 7, 2021